Silver Star Properties REIT LIQUIDATION EQUALS MINIMAL DISTRIBUTIONS TO SHAREHOLDERS Spring 2025

LIQUIDATION IS A DISASTER • Silver Star’s Legacy Properties are Comprised of Class C and B Suburban Office Buildings: - Demand for this asset type is at its lowest and in an unforgiving market. - These properties are experiencing price declines due to deferred maintenance, maturing debt, and tenant defaults. - The tenant profiles do not align with a credit standards of a healthy real estate portfolio. • A Lower Interest Rate Environment may be Advantageous for Our Pivot: - Liquidation would likely worsen the decline in property values. - Lower interest rates could lead to higher sales prices. - Increasing values with respect to entire portfolio held today. • Delayed Maintenance will only Exacerbate Valuations in the Future: - Many of the remaining legacy properties are situated in highly competitive markets, where they contend with more appealing properties. - Situations complicate the ability to restore legacy assets to potential value without significant additional investment. [Crown Jewel Slide] • 1031 Transactions Could not be Executed: - Liquidation could trigger lender foreclosure and more emergency fire sales. • Actual Costs Associated with Liquidation would be Extremely High. [Debt Equity Swap Slide] These problems create opportunity for maximization of wealth for shareholders that results from Pivot in self-storage. It is not just better than liquidation but is one of the best real estate strategies right now for both growth and income, as well as for a protection on downturns. LIQUIDATING… PIVOTING… Page 2Silver Star Liquidation Equals Minimal Distributions to Shareholders

LEGACY PROPERTIES AND OTHERS ARE NOT SUITABLE FOR LIQUIDATION • Additional Capital Needed - Legacy Properties require additional capital to reach their anticipated or potential value. • Long-Term Credit Properties were Intended to be a Longer-Term Hold in Order to Benefit from Decreasing Interest Rates - Properties with long-term leases have opportunities to navigate unsettling economic conditions. - Credit properties were purchased to enable 1031 exchanges and need time for economic conditions to settle, which the liquidation would disrupt. • Self-Storage Expertise - Silver Star has acquired control of 9 self-storage properties through its acquisition of Southern Star properties, and a self-managed turnaround by Silver Star will continue to add value. • Creating Critical Mass that Can Lead to Shareholder Value - Silver Star's exceptional turnaround management approach can position these self storage properties for increasing growth. - Could pave the way for $50 million development pipeline for Silver Star, which could be realized from further current discussions. • Institutional-Quality Assets in Desirable Locations - The institutional-quality self-storage properties owned by Silver Star in Delray Beach, FL, Dallas, TX, and the South Loop area of Houston represent valuable acquisitions that should be retained. - Silver Star is currently shifting to internal management for better control and increased flexibility and future cost savings. • No Recovery of Crown Jewel Value - No potential crown jewel recovery - Silver Star's reported NAV includes an estimated $35 million value for potential recovery in litigation against the Hartman group in Harris County. - Liquidating would likely forfeit that recovery. Dallas, TX Delray Beach, FL Houston, TX Houston, TX Page 3 Pivot in self-storage is not just better than liquidation but encompasses one of the best real estate strategies right now for both growth and income, as well as for a protection on downturns. Silver Star Liquidation Equals Minimal Distributions to Shareholders

CROWN JEWEL - HARRIS COUNTY LITIGATION • Hartman Misled Shareholders - Needed maintenance was delayed by Hartman so that unreasonable distributions could be paid to the Hartman group. Hartman stated that he did not take a salary while he was making distributions and deferring capex recently discovered to have been needed which gave him a substantial annual income. • Lis Pendens Impact - Lis pendens were filed improperly by Hartman in 2023 precisely at a time the declining slope in real estate values was accelerating. - The bankruptcy that followed the lis pendens resulted in substantial costs and losses for Silver Star from falling real estate prices, interest, refinancing costs and bankruptcy fees. - Market damage from the lis pendens and market reputation damage from Hartman continued into 2024. • $300 Million Credit Crunch - Upon the Board removing Hartman as CEO in 2022, Silver Star was left with a short- term financing crunch of over $300 million. • Potential Recovery - Conservatively valued at $35 million. - This potential recovery is a contingent asset under applicable accounting rules: its existence will be confirmed only by the occurrence or non-occurrence of uncertain future events (e.g., a court judgement or a settlement) that are not wholly within the control of Silver Star. Page 4Silver Star Liquidation Equals Minimal Distributions to Shareholders

SELF-STORAGE IS BEST PERFORMING REAL ESTATE PROPERTY CLASS OVER LAST 25 YEARS Source: REIS, Compiled by Newmark Self-Storage Snapshot $23.6 Billion Annual Revenue 92% Facility Avg. Occup 14 Months Avg. Rental Duration 80.84% Total Return 2021 Self-Storage has Shown Resiliency in Economic Downturns 1. Low operational costs (minimal headcount and limited recurring repairs/maintenance) 2. Needed in all economic environments 3. 30-day leases spread among thousands of tenants 4. Ability to adjust leases in period of high inflation Institutional Self-Storage has been the Best-Performing Property Class for 25 Years 1. Leads all other REIT sectors in both price return and total return a) 4,000%+ total return since 2000 is nearly 2x higher than the next closest real estate property class, over 4x greater than the RMZ 2. One of the fastest-growing segments of commercial real estate over the last 40 years Page 5Silver Star Liquidation Equals Minimal Distributions to Shareholders

Page 6 SELF-STORAGE MARKET OUTLOOK SOUTH REGION Source: REIS, Compiled by Newmark $0.00 $50.00 $100.00 $150.00 $200.00 2025 2026 2027 2028 2029 SOUTHWEST DIVISION ASKING RENTS 10x10 NON-CLIMATE CONTROL ASKING RENTS 10x10 CLIMATE CONTROL $0.00 $50.00 $100.00 $150.00 2025 2026 2027 2028 2029 SOUTHEAST DIVISION ASKING RENTS 10x10 NON-CLIMATE CONTROL ASKING RENTS 10x10 CLIMATE CONTROL Oscar Flores, Director of Operations Neighborly Community Connect in Action Addison, TX Frisco, NC George West, TX Havelock, NC Jensen Beach, FL Montrose, CO Montrose, CO Plano, TX Rockport, TX NATIONAL Source: REIS, Compiled by Newmark Silver Star Opportunity: With Silver Star’s effective community, NEIGHBORLY COMMUNITY CONNECT, the Company will be able to seek substantial occupancy, and rental rate increases on the upside of this market. Silver Star Liquidation Equals Minimal Distributions to Shareholders

SILVER STAR IS CONSIDERING JOINT VENTURING STRATEGIES WITH HOME BUILDERS & MULTI-FAMILY (SILVER STAR STRATEGY) COVID-19 Produced New Demand Drivers Commercial Storage WFH Movement 6 in 190 US workers who can work from home choose to so all or most of the time, increasing the % of remote worker from 23% to 59% since COVID-19 • Home builders, particularly, are at a state of expanding strategic initiatives. • Historical demand drivers for self-storage include traditional life events that always exist, such as relocation/temporary dislocation (college students, natural disasters), in-town movers, renovation, and death/divorce/downsizing. • The presence of these life realities makes self-storage a necessity rather than a luxury. • Results can be improved with smaller footprints for first time home buyers and multi-family. • In Summary: Community environments produce longer lengths of stay and higher rental rates. Page 7Silver Star Liquidation Equals Minimal Distributions to Shareholders

PIVOT STRATEGY FOR SILVER STAR • External Growth Will Drive Internal Growth Prospects - Invest in properties close to being stabilized with growth from under market rates. • Demographics - Take advantage of record mobility trends, particularly the significant migrations and mobility of future work force in developing areas mostly in Texas, Florida and other parts of the SW and SE and Arizona. • Investment Opportunities and Markets - Invest in recently built, multi-story, climate-controlled, Class-A self-storage facilities known as Gen V consumer class storage facilities located in dense and other growing markets throughout the US. - We will focus on select tertiary and secondary markets, which are markets having lower going-in prices with stronger cash flow growth and distribution amounts, but with a slightly higher degree of risk. - We will target top five home-builders, first-time home buyers while monitoring growth trends in multi-family asset class. In summary, a balanced strategy driving resilience on downside & maximizing growth on upside. Page 8Silver Star Liquidation Equals Minimal Distributions to Shareholders

LIQUIDATION MEANS A GOING OUT OF BUSINESS SALE • Participants in the Dallas and Houston real estate markets are currently experiencing a notable disparity between the property valuation expectations of buyers and sellers. • Sellers have reported feelings of disappointment and surprise regarding the offers made by potential buyers, resulting in a decline in transaction activity. • It is crucial to consider the deferred maintenance of the properties when selling. • Reflecting on current trends, the sales volume in Dallas has shown a steady decrease from 2021 to 2024. This downturn is linked to lower occupancy rates and property values, which is due to the reduced occupancy and values that may have the owners under water with respect to their loans. Page 9Silver Star Liquidation Equals Minimal Distributions to Shareholders

March 2025 $206,875,000 Gross Assets $102,966,640 Secured Debt $7,969,700 Accounts Payable $24,114,000 Corporate Liabilities $768,000 1Q Budgeted Deferred Maintenance $33,890,000 Additional AH Deferred Maintenance $169,708,340 Total Liabilities $16,550,000 Cost of Liquidating $20,616,660 Net Value to Shareholders 66,733,034Total Shares $0.31 Net Per Share LIQUIDATION VALUE SILVER STAR PROPERTIES REIT, INC LIQUIDATION MODEL Page 10Silver Star Liquidation Equals Minimal Distributions to Shareholders

OFFICE PROPERTIES VALUES ANTICIPATED TO KEEP FALLING • Refinancing issues with loan maturities that are projected into the billions of dollars through 2025. This move will decrease values for C and B properties through 2025. • CMBS loan delinquencies have increased in 2024 and are projected to persist into 2025, remaining above the national average in both Dallas and Houston. • Sub-C and B properties are facing particularly severe value declines. These properties are experiencing rising vacancy rates, and those with functionally obsolete office spaces find themselves in a negative equity position. • Refinancing may necessitate additional capital, potentially leading to immediate forced sales or foreclosures. Page 11Silver Star Liquidation Equals Minimal Distributions to Shareholders

CAP RATE CHANGES FOR OFFICE PROPERTIES
DALLAS AND HOUSTON | SUPPORT PIVOT STRATEGY

- Changes in cap rates for office buildings in Dallas and Houston support pivoting to self-storage investments.
- Concrete evidence supports that Hartman's damage is significant because of sharp rise in cap rate (decline in value) in 2023 the same year that Hartman filed the lis pendens. This trend continued through 2024.
- Values are particularly difficult for properties with significant deferred maintenance which could push a property into a lower classification with even higher cap rates.

DALLAS-FORT WORTH OFFICE

Market Pricing Trends

YEAR	PRICE/SF	PRICE INDEX	CAP RATE
2025	$186.80	156	8.6%
2024	$183.75	153	8.7%
2023	$185.97	155	8.6%
2022	$199.82	167	7.9%
2021	$206.55	172	7.3%

HOUSTON OFFICE

Market Pricing Trends

YEAR	PRICE/SF	PRICE INDEX	CAP RATE
2025	$159.63	133	9.8%
2024	$158.31	132	9.8%
2023	$163.06	136	9.5%
2022	$182.42	152	8.6%
2021	$182.43	152	8.1%

SILVER STAR PROPERTIES
Silver Star Liquidation Equals Minimal Distributions to Shareholders
Page 12

RESTRUCTURING | DEBT EQUITY SWAP SILVER STAR CURRENT LIABILITIES Excluding Secured Debt Format for debt swap, may include limited cash, three-year notes and Silver Star Equity CURRENT LIABILITIES $ 7,969,700 Accounts Payable $ 24,114,000 Corporate Liabilities $ 768,000 1Q Budgeted Deferred Maintenance $ 33,890,000 Additional AH Deferred Maintenance $ 66,741,700 TOTAL SILVER STAR LIABILITIES Excluding Secured Debt • $15M Cost Savings - Operations restructurings are underway with anticipation of significant savings that exceed $15 million. • Workforce Reduction - Employees have been reduced at Silver Star from 190 to about 18 full-time staff members today. - This should align overhead costs with a more streamlined real estate portfolio. • Maintain Essential Capabilities - Silver Star is confident that these challenging adjustments were thoughtfully executed to maintain essential capabilities while enhancing efficiency. • Fortifying the Balance Sheet - The Executive Committee is actively engaged in a debt equity exchange concerning some of the existing obligations, aiming to further fortify the balance sheet. Page 13Silver Star Liquidation Equals Minimal Distributions to Shareholders

The problem with Liquidation vs Self-Storage Pivot Strategy is once a liquidation is declared and the mandate has changed to liquidate the company, the highest possible sales proceeds will not be achieved. Additionally, taxable gains on property sales, even at depressed prices, will also hurt cash returned to shareholders without the use of tax advantaged 1031 exchanges to preserve value. With the large amount of recent immigration, there is an increased demand for new housing and storage supply has not kept up with demand. This will result in increased demand for additional self-storage for people to put their “stuff”. The pivot perfectly positions us to profit with this demographic shift. SELF-STORAGE DOMINATES THE KENTUCKY DERBY Dallas, TX Delray Beach, FL Houston, TX Houston, TX Page 14 $2.01 $2.42 $2.84 $3.39 $3.89 $4.46 $5.11 $5.86 $6.73 $7.72 $8.85 $2.01 $0.31 $0.32 $0.34 $0.35 $0.37 $0.38 $0.40 $0.42 $0.43 $0.45 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 SELF-STORAGE PIVOT HARTMAN LIQUIDATION Silver Star Liquidation Equals Minimal Distributions to Shareholders

MEMORANDUM OPINION: HIGHLIGHTED POINTS Don’t believe what Hartman says about liquidation. ALLEN HARTMAN (PLAINTIFF) VS SILVER STAR PROPERTIES REIT (DEFENDANT) Silver Star Interpretation: Rational theory for high value for Crown Jewel Harris County Litigation. DON’T BELIEVE HARTMAN Anthony F. Vittoria, Associate Judge, Circuit Court for Baltimore City, Signed his Opinion on January 21, 2025, noting the following regarding Al Hartman, the Plaintiff’s credibility and the lis pendens impact on Defendant. In each instance, Plaintiff refers to Al Hartman • Regarding the lis pendens and Hartman XXI – “The Court found Plaintiff to have general credibility issues stemming from instances in which Plaintiff has been shown to be dishonest, including (1) his inclusion of Hartman XXI as party in this case and another case without the approval of Hartman XXI’s board of directors, (2) his filings of the lis pendens in a related case without legal cause, and (3) intentional misrepresentations that he made in an email sent in August of 2023.” (emphasis added) Accordingly, the court found Hartman to have been shown to be dishonest on a number of occasions. • Regarding the impact of the lis pendens on Silver Star Properties REIT the Court stated – “Starting on July 2, 2023 and continuing through early August, Plaintiff caused several lis pendens to be recorded on several of the properties held by Hartman SPE, Silver Star’s subsidiary. The lis pendens interfered with Silver Star’s ability to market its office building assets and put it in technical default on some of its debts, thereby jeopardizing the refinancing effort and potentially thwarting the Pivot Plan. Ultimately, Hartman SPE had to be put into bankruptcy. It took several months for the bankruptcy proceeding to result in the release of the lis pendens. Silver Star incurred substantial costs as a result.” • Regarding Hartman’s version of a settlement meeting, in addition to the credibility issues above, the Court stated “Plaintiff’s version shifted during his two depositions and his testimony at trial.” Page 15Silver Star Liquidation Equals Minimal Distributions to Shareholders

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions, and beliefs. Such statements often contain words such as “expect,” “may,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” “wish,” and similar expressions, and variations or negatives of these words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and Net Asset Value targets; performance targets or expectations regarding, or dependent on, our business outlook; ongoing litigation proceedings; our business strategies; expectations regarding property sales; future liquidity; our capital allocation and refinancing initiatives, including shareholder distribution plans; results of future operations; actions that may be taken by custodians of our shares; search and engagement of independent auditor; timing of the issuance of required periodic reports; preferred equity offerings; actions taken by regulatory agencies. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions, including the management assumptions underlying the projections shown on APPENDIX A and in forward-looking graphs, that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the Securities and Exchange Commission (“the SEC”), particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward- looking statement. The statements made herein speak only as of the date of the release of this presentation and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements. Page 16 FORWARD-LOOKING STATEMENTS Silver Star Liquidation Equals Minimal Distributions to Shareholders

2024 - 2027 share growth under the self-storage strategy is based on assumed acquisition/development value added by $50MM of preferred equity funds to be raised, Silver Star capital investment and acquisition financing. Preferred equity growth capital has an assumed cost of 8% annually. Debt capital to be employed assumes 55% leverage (debt/total cost) with an assumed cost of 5% annually. Total cost of acquisition/development assets further assumes 10% equity investment of Silver Star capital. The incremental per share value add of acquisition/development strategy described above is 18.2x NTM FFO estimated to be realized by the strategic self-storage assets to be added. Preferred equity fund raising is estimated to occur in 3 tranches - $15M in second half of 2025; $15M mid-year 2026; and $20M mid-year 2027. Acquisition/development asset cost including preferred equity, Silver Star capital and acquisition indebtedness is estimated to be $35.6M, $35.6M and $47.5M in 2025, 2026 and 2027, respectively. 2028 - 2034 assumes 14.7% compound annual growth (CAGR) for the self-storage strategy. Annual increase in funds from operation and general and administrative cost are each 5%, respectively. The annual growth for liquidated proceeds, if any, is assumed 4.28% which is consistent with the average return for 10-year U.S. Treasury. Page 17 APPENDIX A SIGNIFICANT ASSUMPTIONS BY MANAGEMENT UNDERLYING PROJECTIONS AND FORWARD-LOOKING GRAPHS Silver Star Liquidation Equals Minimal Distributions to Shareholders